UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 21, 2018

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 SW Fifth Ave, Suite 700

Portland, Oregon 97204

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 or the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lattice Semiconductor Corporation (the “Company”) announced that effective September 4, 2018, Mr. James R. Anderson will be appointed to serve as President and Chief Executive Officer of the Company. In connection with and contingent upon Mr. Anderson’s employment as President and Chief Executive Officer of the Company, the Board of Directors of the Company (the “Board”) acted to enlarge the Board from eight to nine members and appointed Mr. Anderson to the Board effective September 4, 2018. A copy of the press release is furnished hereto as Exhibit 99.1. Mr. Glen Hawk has been serving as interim Chief Executive Officer of the Company since March 16, 2018 while the Company sought a permanent replacement for the position, and has agreed to remain employed with the Company and serve as a Special Advisor to the CEO through October 31, 2018 to ensure a smooth transition.

Mr. Anderson, 46, most recently served as the Senior Vice President and General Manager of the Computing and Graphics Business Group at Advanced Micro Devices, Inc. (“AMD”). Prior to joining AMD in May 2015, Mr. Anderson served at Intel Corporation from November 2014 to May 2015, where he completed the acquisition and successful integration of the Axxia processor business from Broadcom Limited (formerly, Avago Technologies Limited). Prior to Intel, Mr. Anderson spent nearly a decade at Avago Technologies Limited and LSI Corporation in a variety of leadership positions. Mr. Anderson’s extensive background and experience managing all aspects of strategy, business management, marketing, engineering, and sales for high technology semiconductor companies led the Board to the conclusion that he should serve as a member of the Board. Mr. Anderson serves on the Board of Directors of Qylur Intelligent Systems, Inc.

In connection with Mr. Anderson’s appointment as President and Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Anderson (the “Employment Agreement”), effective September 4, 2018 (the “Effective Date”) that sets forth certain terms related to his employment. The terms of the Employment Agreement are summarized below, and the foregoing summary is qualified in its entirety by reference to the Employment Agreement, which is filed hereto as Exhibit 10.1 and incorporated by reference herein.

Salary. As of the Effective Date, Mr. Anderson will receive a base salary at an annual rate of $550,000.

Annual Incentive. Mr. Anderson will be eligible to participate in a Cash Incentive Plan established by the Company (the “CIP”). Under the CIP, Mr. Anderson will be eligible for an annual incentive bonus of 100% of his annual base salary, or such higher figure as the Compensation Committee (the “Committee”) of the Board may select (the “Target Bonus”) upon the achievement of specific milestones to be established by the Committee (the “Target Amount Milestones”). Upon superior achievement of the Target Amount Milestones, Mr. Anderson may earn a maximum annual incentive bonus of up to 200% of his annual base salary. For fiscal year 2018, the Target Amount Milestones for Mr. Anderson will be the same as those applicable to the other senior executives of the Company. The incentive payable to Mr. Anderson for fiscal year 2018 will be the greater of: (i) 75% of his annual base salary; or (ii) the actual incentive earned by Mr. Anderson pursuant to the terms of the CIP for fiscal year 2018, subject to pro-ration for the partial fiscal year measured from the Effective Date.

Sign-on Bonus. Within 30 days of the Effective Date, Mr. Anderson will receive a sign-on bonus of $400,000. Mr. Anderson will be required to refund the net (after tax) amount of the sign-on bonus to the Company if he voluntarily terminates his employment or is terminated for Cause (as defined in the Employment Agreement) within the first twelve months following the Effective Date.

Equity Grants. As of the Effective Date, Mr. Anderson will be granted the following equity awards:

(i) Time-Based Award. An award with respect to shares of the Company’s common stock, with the type of award to be restricted stock units and stock options. With respect to the award of stock options, the number of shares of Company common stock subject to the options will have a value of $1.5 million calculated based on a Black-Scholes valuation using the Average Price (as defined below) and will have a seven-year term. With respect to the award of restricted stock units, the number of units granted will have a value of $2.9 million calculated based on the average closing price of the Company’s common stock over a 30-day period prior to the grant (the “Average Price”). The Time-Based Awards will vest and become exercisable or payable at a rate of 1/3 of the shares on the first anniversary of the Effective Date and 1/12 of the shares quarterly thereafter.

(ii) Market Performance (TSR) Based Award. An award of restricted stock units with a value of $2.9 million calculated based on a Monte-Carlo simulation that will vest and become payable over a three-year period based upon the total shareholder return (TSR) of the Company relative to the PHLX Semiconductor Sector Index, with 100% of the units vesting at the 50th percentile and a multiplier to 250% of the units vesting at 75th percentile achievement, zero vesting if relative TSR is below the 25th percentile, and vesting scaling linearly for achievement between the 25th and 75th percentile.

(iii) Adjusted EBITDA Based Award. An award of restricted stock units with a value of $1.5 million calculated based on the Average Price that will vest and become payable based upon the Company generating specified “adjusted” EBITDA levels on a trailing four quarter basis in any two consecutive trailing four-quarter periods, as separately agreed upon by Mr. Anderson and the Board.

The equity awards will be granted as inducement awards outside of, but subject to the terms and conditions of, the Company’s stockholder approved equity compensation plan (the “Plan”) and standard grant documents, to the extent consistent with the terms and conditions of the Employment Agreement. Accelerated vesting may occur pursuant to the terms of the Employment Agreement or the Plan. Mr. Anderson will be eligible for additional equity grants in accordance with Company guidelines, at times and in amounts to be determined by the Committee.

Employee Benefits. Mr. Anderson is entitled to vacation in accordance with the Company’s standard vacation policy and is eligible to participate in any employee benefit plans or arrangements on no less favorable terms than for other Company executives.

Severance. In the event of an “Involuntary Termination” (as defined in the Employment Agreement) of Mr. Anderson’s employment, the Company will pay Mr. Anderson an amount equal to (i) 1.0 times Mr. Anderson’s then annual base salary, plus an amount equal to the cash incentive payment that Mr. Anderson would have earned pursuant to the Employment Agreement during the year of termination and (ii) up to twelve months of premiums under COBRA.

If there is an Involuntary Termination of Mr. Anderson’s employment, and such termination occurs 90 calendar days prior to a Change in Control (as defined in the Employment Agreement) or within 24 months following the Change in Control, then Mr. Anderson will immediately fully vest in all of his outstanding equity awards, with any performance based equity grants vesting at the target amount of the grant. Additionally, the Company will pay Mr. Anderson an amount equal to (i) 2.0 times Mr. Anderson’s then annual base salary, plus an amount equal to 2.0 times the cash incentive payment that Mr. Anderson would have earned pursuant to the Employment Agreement plus (ii) up to twelve months of premiums under COBRA.

The severance benefits will be subject to Mr. Anderson entering into (and not subsequently revoking) a separation agreement and release of claims and agreeing to certain non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

Excise Tax. In the event that the severance payments and other benefits payable to Mr. Anderson constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Anderson’s severance and other benefits shall be either (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Anderson on an after-tax basis of the greatest amount of benefits.

Other than the Employment Agreement with the Company as described herein, there is no arrangement or understanding between Mr. Anderson and any other person pursuant to which he was selected as an officer of the Company. There is no family relationship between Mr. Anderson and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between Lattice Semiconductor Corporation and James R. Anderson, effective September 4, 2018.

99.1	Press Release, dated August 27, 2018 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: August 27, 2018	By:	/s/ Byron W. Milstead
Byron W. Milstead
Corporate Vice President, General Counsel and Corporate Secretary